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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15
             Certification and Notice of Termination of Registration
           under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13
               and 15(d) of the Securities Exchange Act of 1934.

                         Commission File Number 1-08262

                              DEAN HOLDING COMPANY

                     (formerly known as Dean Foods Company)
             (Exact name of registrant as specified in its charter)

                        2515 McKinney Avenue, Suite 1200
                               Dallas, Texas 75201
                                 (214) 303-3400
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                  Common Stock
           -----------------------------------------------------------
            (Title of each class of securities covered by this Form)

                                      None
           -----------------------------------------------------------
           (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

 Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)  [X]            Rule 12h-3(b)(1)(ii) [ ]
         Rule 12g-4(a)(1)(ii) [ ]            Rule 12h-3(b)(2)(i)  [ ]
         Rule 12g-4(a)(2)(i)  [ ]            Rule 12h-3(b)(2)(ii) [ ]
         Rule 12g-4(a)(2)(ii) [ ]            Rule 15d-6           [ ]
         Rule 12h-3(b)(1)(i)  [X]

                Approximate number of holders of record as of the
                        certification or notice date: 1

       Pursuant to the requirements of the Securities Exchange Act of 1934
          Dean Holding Company has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE: December 21, 2001            By:      /s/ Lisa N. Tyson
                                   Name:    Lisa N. Tyson
                                   Title:   Vice President and
                                            Assistant Secretary